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                                                              EXHIBIT 99.(b)(4)

                      [THE ROYAL BANK OF SCOTLAND plc LOGO]






                             COMMITTED CURRENCY LOAN
                                 FACILITY LETTER



                           BODYCOTE INTERNATIONAL PLC



                                  Prepared by:
                        CORPORATE & INSTITUTIONAL BANKING
                                   MANCHESTER


                                  PO Box No 538
                              100 Barbirolli Square
                                   Manchester
                                     M60 3DU


                           Direct Line - 0161 242 1243
                           Facsimile - 0161 242 1301

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We, THE ROYAL BANK OF SCOTLAND Plc and any person to whom we transfer our rights or duties under the agreement agree to offer you a loan on the terms set out below. The first part of the appendix explains some of the words and phrases used in the agreement.

1        DATE OF OFFER:             8th December 2000

2(a)     YOUR NAME:      Bodycote International Plc (Registered Number : 519057)
                         Hulley Road, Macclesfield, Cheshire, SK10 2SG

3        LENDING BRANCH:  Corporate & Institutional Banking - Manchester
         ADDRESS:         PO Box 538, 100 Barbirolli Square, Manchester, M60 3DU

4        AMOUNT:   (pound)30,000,000 (Thirty Million Pounds) or equivalent in
                   US Dollars

5        PURPOSE OF THE LOAN:  General corporate purposes, including, without limitation, financing of acquisitions.

6        PERIOD OF THE LOAN:   5 Years from the date of the first drawdown

7        INTEREST RATE:

         You will pay interest on a drawing for each Fixture Period at a rate equal to the sum of:-

         (a)  0.55% per year;

         (b) LIBOR for that Fixture Period (or LIBOR two business days before the first Business Day of the relative Fixture Period in the case of US Dollars);

         (c)  the MLA Costs.

         Please see:
         o    paragraph 5 of the appendix for how you may select a Fixture
              Period.
         o    paragraph 6 of the appendix for how we work out the interest.

8        ARRANGEMENT FEE:

         0.15% due on the Agreement Date, or such other date as we may agree with you.

9        DRAWING THE LOAN:

         You may draw the Loan in full in one amount or in stages. If stage drawings are required, these are permitted subject to minimum single drawings of (pound)100,000 , or equivalent in US Dollars (or such lesser amount representing the unutilised amount of the Loan).

         Please see paragraph 4 of the appendix for how you may draw the Loan.

10       REPAYMENT:

         You must repay the Loan in stages as follows:-

              (i) (pound)4m (or equivalent in US Dollars) on an annual basis on each anniversary of the agreement date followed by

              (ii) (pound)10m bullet repayment at maturity.

         If, for any reason, the Loan is not drawn in full the amount of each repayment set out above will be reduced in that proportion which the amount actually drawn bears to the amount of the Loan shown in term 4 of the agreement.

11       SECURITY:

         We continue to rely on our existing Security detailed below for the discharge on demand of all your liabilities to us from time to time:-

                  Date Executed                Details of Security
                  -------------                -------------------
              15th April 1998       Composite Guarantee incorporating the following companies:
                                  Bodycote International Plc, Bodycote Heat Treatments Limited,
                                  Bodycote H.I.P Limited, Bodycote Infutec Limited,
                                  Bodycote Materials Testing Group Limited, John H Mason Limited,
                                  Bodycote Metallurgical Coatings Limited, Bodycote (Poole) Limited,

                  Date Executed                Details of Security
                  -------------                -------------------
              15th April 1998       Composite Guarantee incorporating the following companies:
                                  Bodycote (Electroplating) Limited, Kingsway Packaging Limited,
                                  Bodycote European Holdings Limited,
                                  Bodycote Developments Limited


12       VALUE OF SECURITY:  Not applicable.

13       FINANCIAL AND NON-FINANCIAL AGREEMENTS:

         You agree to the following:-

         Please see paragraph 2 of the appendix for an explanation of the words and phrases used below.

         (a) You will not allow CONSOLIDATED TANGIBLE NET WORTH to be less than (pound)190 million.

         (b) You will not allow CONSOLIDATED NET BORROWING to be more than 100% of CONSOLIDATED TANGIBLE NET WORTH.

         (c) You will not allow the INTEREST COVERAGE RATIO to be less than 3 to 1.

         (d) You will not and you will procure that none of your Subsidiary Undertakings will, without our prior written consent, either create, extend or increase or permit to subsist any security interest on the whole or any part of your or the Group's undertaking, property or assets (including uncalled capital) whether present or future other than:

              (i) liens arising solely by operation of law and in the ordinary course of business;

              (ii) Security interest existing in the ordinary course of trading activities between any member of the Group and its respective suppliers or customers;

              (iii) rights of set-off arising by operation of law or by contract by virtue of the provision to any member of the Group of banking facilities or overdraft facilities;

              (iv) any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on its standard terms and the goods in question are supplied on credit;

              (v) Security interest (except for security interest expressed to be created as a floating charge) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms and only to the extent such security interest are granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

              (vi) Security interest existing at the time of acquisition in or over any asset acquired by it after the date of this agreement or, in the case of a person which becomes a member of the Group after the date of this agreement, any security interest existing on or over its assets when it became a member of the Group, in each case where such security interest were not created in contemplation of or in connection with that acquisition or, as the case may be, it becoming a member of the Group;

              (vii) Security interest over goods and documents of title to goods entered into in the ordinary course of trade to secure the purchase price of such goods or loans to finance such purchase price;

              (viii) Security interest incurred in addition to those described in paragraphs (i) to (vii) above where the aggregate principal amount of the Financial Indebtedness secured by such security interest shall not at any time exceed 15% of Consolidated Tangible Net Worth.

              (ix) Any security interest created to replace or in substitution for any of the security interest referred to in paragraphs
                     (i) to (viii) above provided that the principal amount secured thereby is not increased.

                     Security interest includes (without limitation) liens, pledges, charges, mortgages or other encumbrances.

         (e) You will ensure that its obligations to the Bank under the terms of this facility shall, at all times, rank pari passu with all other unsecured obligations of the Borrower and the Guarantors.

         (k) You will provide us with such financial and other information relating to you or to the Group as we may reasonably require including (without limitation) copies of the consolidated audited accounts of the Group not later than 5 months after the end of the accounting period to which they relate and the unaudited interim statements not later than 3 months after the end of the period in question.

         (l) You will immediately notify us of any company which becomes or ceases to be a Subsidiary Undertaking of yours after the Offer Date.

14       OVERDUE PAYMENTS:

         If you do not make any payment under the agreement on the date it is due, then, without prejudice to our other rights, we will charge interest on the overdue amount from the date it was due to the date upon which we receive payment (as well after as before judgement). This will be calculated (and compounded in

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         accordance with our normal practice) on the basis of a year of 365 days and the actual number of days elapsed.

         You will pay interest to us at a rate which is equal to the sum of:-

         (a)  1.55% per year;

         (b) the LIBOR for such Fixture Period(s) as we, in our discretion, from time to time determine (or LIBOR two business days before the first Business Day of the relative Fixture Period in the case of US Dollars) ; and

         (c)  the MLA Costs.

         Any late payments may be debited to a separate account.

15       EARLY REPAYMENT:

         Paragraph 9 of the appendix gives details of how you may ask to repay the Loan before the specified repayment date(s).

16       NON-UTILISATION FEE:

         You will pay a fee, calculated from Agreement Date on the basis of the actual number of days elapsed and a year of 365 days, at the rate of
         0.275 % per year upon any part of the Loan for the time being undrawn and uncancelled and payable quarterly in arrears.


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                                    APPENDIX

1        AGREEMENT

         This appendix forms part of the agreement between us.

         If we refer to a paragraph, this means a paragraph of this appendix. If we refer to a term, this means a term of the agreement.

2        MEANINGS OF WORDS AND PHRASES USED IN THE AGREEMENT

         "THE AGREEMENT DATE" means the date on which our offer is accepted in the way set out in paragraph 3 of the appendix.

         "BUSINESS DAY" means a day on which banks in general are open in the City of London for the transaction of business of the nature set out in the agreement.

         "EVENT OF DEFAULT" means any event specified in paragraph 12 of the appendix.

         "FIXTURE PERIOD" means a period determined in accordance with paragraph 5 of the appendix or term 14 of the agreement.

         "LIBOR" means the rate at which sterling or US Dollar deposits are offered to us by leading banks in the London interbank market at or about 11 a.m. on the first day of the relevant Fixture Period for a period comparable to the relevant Fixture Period.

         "THE LOAN" means the loan facility which we have agreed to provide under the terms of the agreement and, where necessary, it will mean all amounts owed under the agreement.

         "MLA COSTS" means such costs (if any) as we determine are necessary to compensate us for complying with any reserve asset and/or special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England or any other UK governmental authority (whether or not having the force of the law) and/or paying any fees to the Financial Services Authority (or any successor or similar authority) which, in each case, is referable to the Loan.

         "THE OFFER DATE" is the date shown in term 1 of the agreement. This is the date on which we make the written offer of the Loan.

         "SECURITY" means the security referred to in term 11 of the agreement and any other security which you provide under paragraph 7 of the appendix.

         "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking (as defined by Section 258 of the Companies Act 1985) from time to time.

         The following definitions apply to the financial agreements in term 13 of the agreement.

               * "CONSOLIDATED INCOME AVAILABLE FOR INTEREST AND TAXES" means with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges and (b) taxes imposed on or measured by income or excess profits

               * "CONSOLIDATED NET INCOME" means with reference to any period, the profit after taxation of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with UK GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with UK GAAP.

               * "Consolidated Tangible Net Worth" means at any time the aggregate of :

                 (a) the amount paid up or credited as paid up on the issued share capital of the Company; and

                 (b) the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

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

               all based on the applicable Balance Sheet but (to the extent that the following items have not been added, deducted or excluded in arriving at the amounts referred to above) adjusted by :

                 (i) adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of such Balance Sheet, to the extent not included in subparagraph (b) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group:

                 (ii) deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of such Balance Sheet to the extent not included in subparagraph (b) above;

                 (iii) deducting any amount attributable to any intangible asset;

                 (iv) deducting any amount attributable to a revaluation of assets after December 31st 1998 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group except for an upward revaluation of assets undertaken by an independent third-party professional value in accordance with UK GAAP;

                 (v) reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of such Balance Sheet and taking into account subscription monies (including any premium) in respect of any share capital which is proposed to be issued to the extent to which the subscription thereof has been guaranteed to the reasonable satisfaction of the Required Holders or underwritten by a bank or financial institution approved by the Required Holders after the date of such Balance Sheet;

                 (vi) reflecting any variation in the interest of the Company in any other member of the Group since the date of such Balance Sheet;

                 (vii) excluding any amount attributable to deferred taxation; and

                 (viii) excluding any amount attributable to minority interests.

               * "INTEREST CHARGES" means for any period, the sum (without duplication) of

                 (a) all interest in respect of Financial Indebtedness of the Company and its Subsidiaries (including imputed interest on Capitalised Leases) deducted in determining Consolidated Net Income for such period; plus

                 (b) all debt discount and expense amortised or required to be amortised in the determination of Consolidated Net Income for such period;

               (in each case eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with UK GAAP)

               * "CONSOLIDATED NET BORROWING" means at any time, without duplication, the aggregate principal amount of all Financial Indebtedness of the Company and the Subsidiaries at such time, as determined on a consolidated basis in accordance with UK GAAP, minus the sum of:

                 (a) all cash or time deposits (excluding cash deposits securing obligations other than Financial Indebtedness of the Company and the Subsidiaries) held for the account of the Company and the Subsidiaries at such time that would, in accordance with UK GAAP, have been reflected as `cash at bank or in hand' in the Balance Sheet; and

                 (b) the aggregate amount of Cash Equivalents held by the Company and the Subsidiaries at such time (excluding Cash Equivalents securing obligations other than Financial Indebtedness of the Company and the Subsidiaries)

               * "INTEREST COVERAGE RATIO" means at any time the ratio of (a) Consolidated Income Available for Interest and Taxes for the period of 12 full consecutive calendar months ending on, or most recently ended prior to, such time to (b) Net Interest Charges for such period.

               "BALANCE SHEET" means at any time, the latest consolidated balance sheet of the Borrower and the subsidiaries;

               "CAPITALISED LEASE" means a lease with respect to which the obligation for rentals is required to be capitalised on a consolidated balance sheet of the lessee and its subsidiaries;

               "CAPITALISED RENTALS" means, with respect to any Person, as of the date of determination thereof, the amount at which the aggregate rentals due and payable, and to become due and payable, under all Capitalised Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with U.K. GAAP;

               "CASH EQUIVALENTS" means:

               to the extent that such obligations mature within twelve months of the time of acquisition thereof, or are marked to market by the holder thereof on at least a monthly basis, direct or indirect publicly traded obligations of, or obligations unconditionally guaranteed in full by, (1) the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction, or (2) an agency of any jurisdiction which is backed by the full faith and credit of the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction;

               debt obligations which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are, at the time of any determination hereunder, accorded a rating of A, or better, by Standard & Poor's Ratings Group or A, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

               commercial paper with a maturity of twelve months or less which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime-1, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

               certificates of deposit which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are issued buy financial institution which is (1) located in the United Kingdom, the United States of America, or any jurisdiction which permits the cash evidence by certificates of deposit to be freely remitted to the United Kingdom or the United States of America, and (2) has (or is a subsidiary of a financial institution holding company which has) outstanding unsecured short-term indebtedness, which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime -1, or better by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

               marketable obligations maturing within twelve months of the time of acquisition thereof of any state, territory or possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia; which obligations, at the time of any determination hereunder, are accorded a rating of A, or better, by Standard & Poor's Rating Group or A2, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing); and

               deposits made with the Commissioners of Inland Revenue in respect of which Certificates of Tax Deposit have been issued by Her Majesty's Treasury;

               "FINANCIAL INDEBTEDNESS" means, with respect to any Person, (without duplication) the aggregate outstanding amount of:

                 (i)     all obligations of such Person for monies borrowed;

                 (ii) all obligations of such Person evidenced by any debenture, bond, note, loan stock, commercial paper or other similar security ;

                 (iii) all obligations of such Person in respect of Capitalised Rentals;

                 (iv) all Guarantees by such Person of Financial Indebtedness of third parties;

                 (v) all obligations of such Person in respect of the principal amount of any receivables sold or discounted to a third party to the extent of recourse to such Person or any of

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

                         its subsidiaries; and

                 (vi) all obligations of such Person in respect of the acquisition cost of property, assets or services payable before or after the time of acquisition or possession by the party liable and where the advance or deferred payment was arranged primarily as a method of raising finance or financing the acquisition of the property, assets or services acquired.

                         The term Financial Indebtedness shall not include accounts payable (including, without limitation, letters of credit, banker's acceptances and similar instruments issued as security for, or a method of, satisfying accounts payable) for goods and services which are payable in accordance with usual and customary business terms and practices and hedging or other risk management transactions. The term Financial Indebtedness shall be determined on a consolidated basis after eliminating Financial Indebtedness of the Borrower or a subsidiary owing to the Borrower or a subsidiary;

               "GROUP" means the Borrower and its subsidiaries from time to time;

               "GUARANTEE" means, with respect to any Person, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation incurred through an agreement, contingent or otherwise, by such Persons:

                 (i) to purchase such indebtedness or obligation or any property or assets constituting security therefore,

                 (ii) to advance or supply funds for the purchase or payment of such indebtedness or obligation, to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment for such indebtedness or obligation,

                 (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation, or

                 (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this agreement, a Guarantee in respect of any indebtedness for borrowed money shall be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend;

               "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organisation, or a government or agency or political subdivision thereof;

               "U.K. GAAP" means generally accepted accounting principles as in effect from the time to time in the United Kingdom;

         If a definition refers to a financial period, then the financial agreement in which the definition is used must be complied with at the end of that period. In all other cases, the financial agreement must be complied with at all times; `financial period' for this purpose means each of your financial years..

3        AVAILABILITY OF LOAN

         You can only accept this offer and draw the Loan if we have received the following items from you and are satisfied with them:-

         (a) A copy of the agreement with the acceptance form signed on your behalf

         (b) A certified copy of a resolution of your board of directors showing that you,
                 o   accept the terms of the Loan;
                 o agree to continue to give the Security set out in term 11 of the agreement; and
                 o authorise a person or persons to take such other action on your behalf as may be necessary for the purpose of the agreement.

         Acceptance of the offer contained in the agreement may be effected by receipt by us at the Lending Branch (please see term 3 of the agreement) within 45 days of the Offer Date of the items specified in this paragraph.

4.       DRAWINGS

         If we have received the items listed in paragraph 3 of the appendix (within the time period set out there) the Loan becomes available.

         Sterling - You may make a drawing if we have received a drawdown request from you not later than 11 a.m. on the day on which you want to draw.

         US Dollars - You may make a drawing if we have received a drawdown request from you not later than 11 a.m. two business days before the day of intended drawing.

         A drawdown request must be in writing (or by facsimile) and must specify the Fixture Period, the amount of the proposed drawing or, if applicable, redrawing and, if applicable, the bank account to which payment is to be made.

         Notice will be irrevocable and oblige you to borrow the amount stated on the date specified in the notice.

5.       FIXTURE PERIODS

         You may select a Fixture Period of either 1, 2, 3, 6 or 12 months (or such other period as we may agree) in either:-

         (a) the relevant drawdown request (see paragraph 4 of the appendix); or
         (b)     if the drawing has been borrowed, an irrevocable notice

         which in either case must be received by us not later than 11 a.m. on the first day of that Fixture Period or two days in respect of US Dollars. Each Fixture Period will start on the date the drawing or redrawing (if permitted under paragraph 9 of the appendix) is made or on the day the previous Fixture Period expires. Subject to the following provisions of this paragraph 5, each Fixture Period will be of the duration so selected.

         If you fail to select the duration of a Fixture Period, that Fixture Period will, subject to the other provisions of this paragraph 5, be three months.

         We may shorten any Fixture Period to ensure that it ends on a day on which a repayment is due under the agreement.

         If any Fixture Period would otherwise end on a day which is not a Business Day, that Fixture Period shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

6        INTEREST

         We will work out interest on the balance of the Loan outstanding from day to day on the basis of the actual number of days elapsed and a 365 day year (360 day year for currency drawings).

         You must pay interest to us in arrears at the end of each Fixture Period (and every six months during any Fixture Period which exceeds six months).

         You will pay interest at the rate shown in term 7 of the agreement.

         We may charge interest to your current account or to your loan account.

         If you do not make any payments on the due date under the agreement, then the rate of interest specified in term 14 of the agreement shall apply to any overdue amounts.

         If any change in the operation or structure of the London interbank market results in:

         (a) sterling or US Dollar deposits no longer being available in that market; or

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

        (b) the offered rate of interest for sterling or US Dollar deposits being on a basis which is, in our opinion, unreasonable for the calculation of the rate of interest payable on the Loan,

         then the following provisions shall apply:-

         (i) We shall within a reasonable period notify you that the change has taken place.

         (ii) On the next interest payment date in relation to the Loan or each drawing (if the Loan is drawn in stages) immediately following the change we, at our absolute discretion, may apply a rate of interest to the Loan (or, if applicable, the drawing in question) for a period of three months from that interest payment date ("the negotiating period") not exceeding the aggregate of:-

                 (a)      0.55 % per year;
                 (b) the rate at which we are able at that time to purchase sterling funds of a comparable amount and tenor; and
                 (c)      the MLA Costs.

         (iii) During the negotiating period we shall by negotiation attempt to agree with you a new basis for the calculation of the rate of interest applicable to the Loan. If so agreed a rate calculated on the new basis shall apply from the first day following the end of the negotiating period.

         (iv) If we are not able within the negotiating period to agree with you on a new basis, then all moneys outstanding under the Loan including accrued interest (if any) shall become repayable on the first day following the end of the negotiating period during which agreement has not been reached and any obligation of ours to make further advances shall cease. In addition, you will indemnify us against any and all losses, costs and expenses occasioned by any such repayment.

7        SECURITY

         You must give us the Security shown in term 11 of the agreement as a continuing security for the discharge on demand of all your indebtedness and your other liabilities to us from time to time.

8        Fees and Costs

         We have the right to debit your current account with the fees set out:
         o       in term 8 of the agreement.
         o       if specified, in term 15 of the agreement.
         o       in term 16 of the agreement.

9        EARLY REPAYMENT

         You are entitled to repay the Loan or any part of it early by giving us 5 Business Days irrevocable notice in writing to do this. If you repay the Loan before the end of a Fixture Period you will indemnify us against any funding or other costs, losses, expenses or liabilities (including loss of profit) sustained or incurred by us (either directly or indirectly) as a result of that prepayment. This will include, without limitation, an additional amount calculated by reference to prevailing London interbank market rates of interest, to compensate us for the loss (if any) we may incur in replacing the prepaid funds in the market for the remainder of the Fixture Period.

         You may reborrow any amount you have prepaid subject to the terms of the agreement.

10       PAYMENTS

         We may transfer amounts from your current account to meet any repayments under the agreement.

         We may use any such amount to:
         o       reduce the amount of principal outstanding on the Loan.
         o       pay interest accrued on the Loan.
         o       discharge any other payment due under the agreement.

         You must make all payments under the agreement in full in pounds sterling or US Dollars without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever). If you are compelled by law to make any deduction or withholding, you will promptly pay to us such additional amounts as will make the net amount received by us equal to the full amount payable by you had there been no deduction or withholding.

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


11       SET-OFF

         We are entitled to set-off against any of your liabilities to us under the agreement (whether present, future, actual or contingent) any of your credit balances on any of your accounts with us or in your name. We do not have to give you any prior notice to do this.

12       DEFAULT

         If any of the following events occur, we may, by giving you written notice, cancel our outstanding commitments to you (including the availability of the Loan if you have not drawn it in full) and/or demand immediate repayment of your indebtedness to us and exercise our rights under any Security:-

         (a) If you or any member of the Group breach any term (including any financial agreement) of the agreement which is not remedied within 14 days of the earlier of you becoming aware of the same or us notifying you of the same.

         (b) If you or any member of the Group do not make any payment on the date it is due to us, whether under the agreement or otherwise and whether by way of principal, interest or otherwise.

         (c) If you do not use the Loan for the purpose set out in term 5 of the agreement.

         (d) If, in our opinion, the Security or any part of the Security ceases to be fully enforceable or effective or any binding undertaking provided in the Security or any part of the Security shall be breached or any guarantor gives or purports to give notice to terminate its liabilities under any guarantee in respect of the Loan.

         (e) If you sell or dispose of any asset listed in term 11 of the agreement or it ceases to be in your sole possession.

         (f) If your current account becomes overdrawn after the debiting of any payment due from you under the Loan or it becomes overdrawn in excess of any limit agreed with us and you do not offer payment in cash to us when we inform you of this.

         (g) If any representation, warranty or statement made to us by you in connection with the Loan is breached or is false or if you fail to tell us anything which in our opinion is material to the Loan.

         (h) If a default (however described) occurs under any agreement for Financial Indebtedness of you or any member of the Group; or if any of your Financial Indebtedness or the Financial Indebtedness of any member of the Group becomes or is declared to be due and payable prior to its stated maturity or any such indebtedness is not repaid in full at its stated maturity; or if any such indebtedness (including the Financial Indebtedness of any member of the Group) is repayable on demand and is not repaid in full immediately upon demand being made; or if any guarantee, indemnity or other assurance against financial loss given in connection with any of your Financial Indebtedness or the Financial Indebtedness of any member of the Group is not honoured when due and called upon, in an amount in aggregate greater than or equal to (pound)10,000,000.

         (i) If a petition is presented or a resolution passed for your winding up or that of any member of the Group or a petition is presented for an administration order to be made in relation to you or any member of the Group; or your directors or the directors of any member of the Group make a proposal for a voluntary arrangement with your creditors or the creditors of any member of the Group; or you are unable to pay your debts within the meaning of Section 123 of the Insolvency Act 1986 or any member of the Group is unable to pay its debts within the meaning of that section; or an encumbrancer takes possession of or a receiver or an administrative receiver is appointed over any of your assets or over any of the assets of any member of the Group.

         (j) If there occurs an effective change of control (as defined by Section 840 of the Income and Corporation Taxes Act 1988) of you or your Parent.

         (k) If there occurs any change which in our reasonable opinion is a material adverse change in assets or financial condition of the Group which, in our reasonable opinion, may affect your ability to comply with your obligations under the agreement.

         (l) If any judgement, distress, warrant of attachment, writ of execution or similar process is issued, levied or enforced upon any of your assets or the assets of any member of the Group or if any asset held by the Bank as security for the Loan is charged or becomes encumbered elsewhere and (to the extent possible) the same is not stayed, discharged or removed within 14 days.

         (m) If you or any member of the Group ceases or threatens to cease to carry on its business or sells, transfers or otherwise disposes of in any one transaction or series of related transactions any substantial part of its assets.

         You shall notify us as soon as you become aware that an Event of Default, or an event which, with the giving of notice and/or lapse of time, would be an Event of Default, has occurred.

13       DEMANDS AND NOTICES

         Any demand or notice to you will be made in writing and be signed by one of our officers and served either by personal delivery on you at any place or by post addressed to you at your place of business last known to us or by facsimile despatched to the last facsimile number notified to us.

         Service by post on you will be deemed to be effective on the next Business Day after the date of posting even if it is returned undelivered. Service by facsimile will be deemed to be effective when it is despatched.

         Unless otherwise provided in the agreement, any notice to us under the agreement must be made in writing or by facsimile and signed by a duly authorised officer on your behalf. It must be delivered by hand or by post or sent to the Lending Branch at the address specified in term 3 of the agreement or to such other address as we may notify to you in writing from time to time. Notices to us will be deemed to be effective on actual receipt by us.

14       COSTS AND EXPENSES

         You must pay all reasonable costs, charges and expenses arising in connection with:-

         (i) the Loan and the Security, including the negotiation and preparation of the agreement and the Security and any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) relating to the agreement or the Security; and

         (ii) the preservation and/or enforcement of our rights under the agreement or under the Security.

         The costs, charges and expenses referred to above will include, for the avoidance of doubt, all amounts we may from time to time require to compensate us for the internal management and administrative costs, charges and expenses we may incur in connection with the preservation and/or enforcement of our rights under the agreement or under the Security. A certificate signed by one of our officers as to the amount of such costs and expenses shall for all purposes be conclusive evidence against and binding upon you.

         You will indemnify us for any and all losses, reasonable costs and expenses and liabilities (including loss of profit) occasioned by the occurrence of an Event of Default. This will include, without limitation, an amount calculated by reference to prevailing London interbank market rates of interest to compensate us for the loss (if any) we may incur in replacing the funds in the market for the remainder of the relevant Fixture Period.

15       GENERAL POINTS

         (a) If at any time any one or more of the provisions in the agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired by it.

         (b) Unless we expressly agree to do so in writing we do not hold ourselves out as providing advice on or considering the general suitability of this Loan for your particular circumstances (including tax circumstances). Neither we nor our employees shall be liable for any indications given as to such suitability. We make no warranties or representations about the advisability of any underlying transaction entered into by you. You should obtain independent professional advice on these matters and upon any Security required by us.

         (c) If we delay in giving any notice or exercising any of our rights under the agreement this should not be construed as a waiver of any of our rights.

         (d) If we determine in our opinion that as a result of any Requirement or compliance by us with any Requirement the cost to us of funding, maintaining or making available the Loan (or any undrawn amount of the Loan) is increased or the effective return to us on the Loan or on our capital is reduced, then you shall pay to us on demand such sums as may be certified to you by us as shall compensate us for the increased cost or reduction. "Requirement" means any law, regulation, directive or official request (whether or not having the force of law) and includes any change in its interpretation or application. It also includes any Requirement relating to a change in currency of a country.

         (e) If the effect of the introduction of or any change in any applicable law or directive or its interpretation is to make or purport to make the Loan unlawful, then our obligations under the agreement shall cease and you will on demand pay to us all amounts outstanding under the Loan.

         (f) If more than one currency or currency unit are at the same time recognised by the Bank of England as the lawful currency of the United Kingdom then:

                  (i) any reference in the agreement to, and any obligations arising under the agreement in, the currency of the United Kingdom shall be translated into, or paid in, the currency or currency unit of the United Kingdom designated by us; and

                  (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the Bank of England for the conversion of that currency or currency unit into the other, rounded up or down by us acting reasonably.

         (g) If a change in any currency of the United Kingdom occurs, the agreement will be amended to the extent we specify to be necessary to reflect the change in currency and to put us in the same position, so far as possible, that we would have been in if no change in currency had occurred.

         (h) You agree to maintain a current account with us throughout the period of the Loan.

         (i) We may assign or transfer all or any of our rights and obligations under the Loan. You may not assign or transfer any of your rights or obligations under the Loan.

         (j) If you are more than one person, then the expression "you" shall mean all of those persons and (save where the context does not so admit) any of them and the obligation of those persons shall be joint and several. Each such person irrevocably appoints each other person as his agent for the service of any demand or notice under the agreement.

         (k)      This agreement is governed by the laws of England.

         (l) All expressions in the agreement bearing a plural meaning shall (where the context so admits) also bear the singular meaning and vice versa.

         (m) All references in the agreement to any statutory provision shall be deemed to include any statutory modification or re-enactment of such provision.

16       REPRESENTATIONS AND WARRANTIES

         You represent and warrant that you have full power to accept and be bound by the terms set out in the agreement and to draw the Loan and that you have taken all necessary steps and obtained all necessary consents and authorisations to do so and that accordingly the agreement constitutes your legal, valid and binding obligations fully enforceable in accordance with their terms.

         You represent and warrant as follows:-

         (a) You are duly incorporated and validly existing under the laws of England.

         (b)      The latest consolidated audited accounts of the Group:-

                  (i) have been prepared in accordance with generally accepted United Kingdom accounting principles and practices consistently applied; and

                  (ii) fairly represent the financial condition of the Group as at the date to which they were drawn up and the results of its operations for the accounting period ended on that date,

                  and there has been no adverse change in its condition since that date which is likely materially to affect your ability to perform your obligations under the agreement.

         (c) No member of the Group is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration or administrative proceedings are presently current or pending or, to its knowledge, threatened which, in any case, is likely materially to affect your ability to perform your obligations under the agreement.

         (d) No Event of Default or event which with the giving of notice and/or the lapse of time would constitute an Event of Default has occurred or is outstanding.

         (e) All information furnished to us in connection with the agreement was and remains true and accurate in all respects and does not omit any facts thereby rendering misleading any statement contained therein. All projections and forecasts were prepared with due care.

         (f) The representations and warranties set out above shall survive your acceptance of the agreement and the drawing of the Loan and shall be deemed to be repeated on each day throughout the period of the Loan with reference to the facts and circumstances existing at that time.



          /s/ R.P. Howarth
         ...................................
         For

         The Royal Bank of Scotland Plc


         Date  December 8, 2000
         ...................................

                               FORM OF ACCEPTANCE

         We accept the Loan on the terms set out in the agreement


         By: /s/ David Landless
            .......................................................


         For Bodycote International Plc



         Date: December 13, 2000
              ....................................................




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